Exhibit 7.07

GOLDMAN SACHS CREDIT PARTNERS L.P.	JPMORGAN CHASE BANK, N.A.
85 Broad Street	J.P. MORGAN SECURITIES INC.
New York, NY 10004	270 Park Avenue
New York, NY 10017

CONFIDENTIAL

August 8, 2006

RMK Finance LLC

In care of:

GS Capital Partners V Fund, L.P.

85 Broad Street

New York, New York 10004

J.P. Morgan Partners, LLC

1221 Avenue of the Americas

New York, New York 10020

Thomas H. Lee Partners, L.P.

100 Federal Street, 35th Floor

Boston, MA 02110

Warburg Pincus Private Equity IX, L.P.

466 Lexington Avenue

New York, NY 10017

PROJECT ALPHA

$4,605,000,000 Senior Secured Facilities

$1,700,000,000 Senior Increasing Rate Bridge Facility

$770,000,000 Senior Subordinated Increasing Rate Bridge Facility

Commitment Letter

Ladies and Gentlemen:

You have advised JPMorgan Chase Bank, N.A. (“JPMCB”), J.P. Morgan Securities Inc. (“JPMorgan”) and Goldman Sachs Capital Partners L.P. (“GSCP” and, together with JPMCB, the “Initial Lenders”), GSCP and JPMorgan (the “Joint Lead Arrangers” or the “Arrangers”) being referred to collectively as “we” or “us”), that GS Capital Partners V Fund, L.P., J.P. Morgan Partners, LLC, Thomas H. Lee Partners and Warburg Pincus Private Equity IX, L.P. (collectively, the “Sponsors”) intend to acquire (the “Acquisition”), directly or indirectly, through RMK Acquisition Corporation (“Merger Sub”), a newly formed Dela-ware corporation all of the outstanding capital stock of which is owned, directly or indirectly, by investment funds affiliated with the Sponsors and by Joseph Neubauer, all the outstanding capital stock of ARAMARK Corporation, a Delaware corporation (the “Company” or the “Borrower”), and to consummate the other Transactions (such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Senior Secured Facilities Term Sheet”) in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Senior Bridge Facility Term Sheet”) and in the Summary of Principal Terms and Conditions attached hereto as Exhibit C (the “Senior Subordinated Bridge Facility Term Sheet” and, together with the Senior Secured Facilities Term Sheet and the Senior Bridge Facility Term Sheet, the “Term Sheets”)).

You have further advised us that, in connection therewith, (a) the Borrower will obtain the senior secured revolving credit facility (the “Revolving Facility”) in an aggregate principal amount up to $600,000,000 and a senior secured synthetic letter of credit facility (the “Synthetic L/C Facility”) in an aggregate principal amount up to $250,000,000, in each case described in the Senior Secured Facilities Term Sheet, (b) the Borrower will obtain the senior secured term loan facility (the “Term Facility”) described in the Senior Secured Facilities Term Sheet, in an aggregate principal amount of up to $3,755,000,000, (c) the Borrower will either (i) issue up to $1,700,000,000 in aggregate principal amount of its senior cash pay notes (the “Senior Cash Pay Notes”) and/or its senior PIK option notes (the “Senior PIK Option Notes” and together with the Senior Cash Pay Notes, the “Senior Notes”) in a public offering or in a Rule 144A or other private placement; provided that not less than 50% of the aggregate principal amount of the Senior Notes shall be Senior PIK Option Notes, or (ii) in the event, and to the extent, the Borrower is unable to issue the full amount of the Senior Notes, the Borrower shall borrow up to $1,700,000,000 under the senior bridge facility (the “Senior Bridge Facility”) described in the Senior Bridge Facility Term Sheet, (d) the Borrower will either (i) issue up to $770,000,000 in aggregate principal amount of its senior subordinated notes (the “Senior Subordinated Notes”) in a public offering or in a Rule 144A or other private placement, or (ii) in the event, and to the extent, the Borrower is unable to issue the entire amount of the Senior Subordinated Notes on or prior to the Closing Date, the Borrower shall borrow up to $770,000,000 under the senior subordinated bridge facility (the “Senior Subordinated Bridge Facility”) described in the Senior Subordinated Bridge Facility Term Sheet and (e) the Borrower will obtain proceeds in connection with the extension and increase of the Company’s existing accounts receivable facility (the “Existing Receivables Facility”). The Revolving Facility, the Synthetic L/C Facility and the Term Facility are together referred to herein as the “Senior Secured Facilities”, the Senior Bridge Facility and the Senior Subordinated Bridge Facility are together referred to herein as the “Bridge Facilities” and the Senior Secured Facilities and the Bridge Facilities are collectively herein referred to as the “Facilities”.

For purposes of this commitment letter (the “Commitment Letter”), “JPMCB” shall mean JPMorgan Chase Bank, N.A. and/or any of its affiliates as JPMCB shall determine to be appropriate to provide the services contemplated herein.

1.	Commitments.

In connection with the foregoing, each of GSCP and JPMCB is pleased to advise you of its commitment to provide 50% of each of the Revolving Facility, the Synthetic L/C Facility, the Term Facility, the Senior Subordinated Bridge Facility and the Senior Bridge Facility, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. The commitments of the Initial Lenders hereunder are several and not joint.

2.	Titles and Roles.

You hereby appoint, (a) GSCP to act, and GSCP hereby agrees to act, as joint book-runner, joint lead arranger and co-syndication agent for each of the Facilities and (b) JPMorgan to act, and JPMorgan hereby agrees to act, as joint bookrunner, joint lead arranger and co-syndication agent for each of the Facilities, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter (it being understood and agreed among the parties hereto, however, that for purposes of the Loan Pricing Corporation and any other relevant entity that allows league table credit to only two lead arrangers, only GSCP and JPMorgan shall receive lead arranger league table credit from the Loan Pricing Corporation and any such other entity in respect of the Facilities). Subject to the foregoing, the Arrangers, in such capacities, will perform the duties and exercise the authority customarily performed and exercised by them in such roles. You agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in connection with the Facilities unless you and we shall so agree; provided that you may appoint one or more financial institutions with aggregate commitments not to exceed 25% of the aggregate amounts of the Facilities and having the title of administrative agent, collateral agent and/or co-documentation agent, which financial institutions shall execute a joinder to this Commitment Letter in form and substance reasonable satisfactory to the Arrangers; provided that the commitment of each of GSCP and JPMCB set forth above in paragraph 1 shall be decreased on a pro rata basis in the event that such other financial institutions are appointed in respect of the Facilities in accordance with the provisions of this Commitment Letter.

3.	Syndication.

Each of the Initial Lenders reserves the right, prior to or after the execution of definitive documentation for the Facilities, to syndicate all or a portion of its commitments with respect to the Facilities to a group of banks, financial institutions and other institutional lenders (together with the Initial Lenders, the “Lenders”) identified by us and reasonably acceptable to you (such approval not to be unreasonably withheld or delayed). We intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree actively to assist us in completing a satisfactory syndication; provided that, notwithstanding the Initial Lenders’ right to syndicate the Facilities and receive commitments in respect thereof, no such assignment shall become effective with respect to all or any portion of their respective commitments hereunder prior to the Closing Date. Without limiting your obligations to assist with syndication efforts as set forth below, the Initial Lenders agree that completion of such syndication is not a condition to their commitments hereunder. Such assistance shall include (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Company and the Sponsors, (b) direct contact between senior management, representatives and advisors of you and representatives of the Sponsors (and your using commercially reasonable efforts to cause direct contact between senior management, representatives and advisors of the Company) and the proposed Lenders, (c) assistance by you and the Sponsors (and your using commercially reasonable efforts to cause the assistance by the Company) in the preparation of a Confidential Information Memorandum for each of the Facilities and other customary marketing materials to be used in connection with the syndications and shared with potential Lenders, (d) your using commercially reasonable efforts to obtain, prior to the launch of the syndications, ratings for each of the Facilities and the Senior Cash Pay Notes, the Senior PIK Option Notes and the Senior Subordinated Notes (collectively, the “Notes”) from each of Standard & Poor’s Ratings Service and Moody’s Investors Service, Inc. and (e) the hosting, with the Arrangers, of one or more meetings of prospective Lenders. You agree, at the request of the Joint Lead Arrangers, to assist in the preparation of a version of the Confidential Information Memoranda and other customary marketing materials and presentations to be used in connection with the syndication of the Facilities, consisting exclusively of information and documentation that is either (i) publicly available (or contained in the prospectus or other offering memorandum for any of the Notes) or (ii) not material with respect to you, the Company or your or its respective subsidiaries or the immediate holding company of the Company, if any, or any of your or its respective securities for purposes of United States Federal and state securities laws (all such information and documentation being “Public Information”). Any information and documentation that is not Public Information is referred to herein as “Private Information”. You further agree that each document to be disseminated by the Arrangers to any Lender in connection with the Facilities will be identified as either (i) containing Private Information or (ii) containing solely Public Information in accordance with procedures customary for transactions of this type.

The Joint Lead Arrangers will, in consultation with you and the Sponsors, manage all aspects of any syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to your approval right as described above (not to be unreasonably withheld or delayed)), the allocation of the commitments among the Lenders, any naming rights and the allocation and distribution of fees among the Lenders. To assist the Arrangers in their syndication efforts, you agree promptly to prepare and provide (and to use commercially reasonable efforts to cause the Sponsors and the Company to provide) to the Arrangers all information with respect to you, the Company and your or its respective subsidiaries or the immediate holding company of the Company, if any, the Transactions and the other transactions contemplated hereby, including all financial information and projections (the “Projections”), as we may reasonably request.

4.	Information.

You hereby represent that, to the best of your knowledge (a) all information other than the Projections (the “Information”) that has been or will be made available to the Arrangers in connection with the Acquisition and the transactions contemplated hereby, by or on behalf of you, the Sponsors or any of your or their representatives, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to the Arrangers by or on behalf of you, the Sponsors or any of your or their representatives have been or will be prepared in good faith based upon assumptions that are believed by you and the Sponsors to be reasonable at the time made and at the time the related Projections are made available to the Arrangers. You agree that if at any time prior to the closing of the Facilities any of the representations in the preceding sentence would be, to the best of your knowledge, incorrect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement or use commercially reasonable efforts to cause to be supplemented the Information and the Projections so that such representations will be correct under those circumstances. In arranging and syndicating the Facilities, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

5.	Fees.

As consideration for the commitments of the Initial Lenders hereunder and our agreements to perform the services described herein, you agree to pay to us the fees set forth in this Commitment Letter and in the fee letter dated the date hereof and delivered herewith with respect to the Facilities (the “Fee Letter”).

6.	Conditions Precedent.

The commitments of the Initial Lenders hereunder and our agreements to perform the services described herein are subject to (a) since March 31, 2006 (the date of the most recent audited financial statements of the Company delivered to us as of the date hereof) and except as contemplated by the Merger Agreement, there not having been any event, condition, development or occurrence that, has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in the draft Merger Agreement dated August 8, 2006 received from Wachtell, Lipton, Rosen & Katz at 3:56 a.m. (EDT) on August 8, 2006, and with such changes to such definition as are not adverse to the Initial Lenders in any material respect without their consent), (b) prior to and during the syndication of the Facilities, there shall be no competing issues of debt securities or commercial bank or other credit facilities or securitizations of you, the Company or your or its respective subsidiaries or the immediate holding company of the Company, if any, being offered, placed or arranged (other than the Notes, the extension and increase of the Company’s Existing Receivables Facility and ordinary course working capital and local line facilities), (c) the negotiation, execution and delivery of definitive documentation with respect to the Facilities incorporating the terms and conditions outlined in this Commitment Letter and otherwise reasonably satisfactory to us and the Borrower, (d) our having been afforded a period of at least 15 consecutive business days following the completion of the Confidential Information Memoranda relating to the Facilities and immediately prior to the Closing Date to syndicate the Facilities and (e) satisfaction of the applicable conditions set forth in the Term Sheets and the other exhibits hereto.

7.	Indemnification; Expenses.

You agree (a) to indemnify and hold harmless each of us and our respective affiliates and the respective officers, directors, employees, agents, advisors, controlling persons, members and successors and assigns of each of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or relating to any claim, litigation, investigation or proceeding relating to this Commitment Letter, the Fee Letter, the Transactions, the Facilities or any related transaction, regardless of whether any such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower or any of its affiliates), and to reimburse each such Indemnified Person upon demand for any reasonable documented out-of-pocket legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses (i) to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such Indemnified Person or (ii) arising from a breach of the obligations of such Indemnified Person under this Commitment Letter, and (b) to reimburse us on the Closing Date and from time to time thereafter, upon presentation of a summary statement, for all reasonable documented out-of-pocket expenses (including but not limited to reasonable expenses of our due diligence investigation, consultants’ fees, syndication expenses, travel expenses and fees, disbursements and other charges of counsel), in each case incurred in connection with the Facilities and the preparation of this Commitment Letter, the Fee Letter, the definitive documentation for the Facilities and any ancillary agreements and security arrangements in connection therewith (collectively, the “Expenses”); provided that, except as provided in the Fee Letter, you shall not be required to reimburse any of the Expenses in the event the Closing Date does not occur. Notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall be liable for any damages arising from the unauthorized use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems or for any indirect, special, punitive or consequential damages in connection with its activities related to the Facilities.

8.	Sharing Information.

You acknowledge that each Arranger and its respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise. Neither we nor any of our affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you in connection with the performance by us of services for other companies, and we will not furnish any such information to other companies. You also acknowledge that neither we nor any of our respective affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.

9.	Assignments, Amendments, Governing Law, Etc.

Except as provided in the next succeeding sentence, this Commitment Letter shall not be assignable by you without the prior written consent of each Arranger (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons) and is not intended to create a fiduciary relationship between the parties hereto; provided that you may assign any of your rights and delegate any of your obligations hereunder and under the Fee Letter to any of your affiliates that is controlled by the Sponsors and newly formed solely in connection with the Acquisition, and upon any such assignment and delegation (provided that the assignee shall have assumed your obligations hereunder and under the Fee Letter), the assignee shall be deemed to be the Borrower hereunder and thereunder (and you shall be released from such obligations). You may assign this Commitment Letter and the commitments hereunder to the Company in connection with the Acquisition. This Commitment Letter and the obligations of the Initial Lenders and the Arrangers hereunder shall not be assignable without your prior written consent. Any and all obligations of, and services to be provided by, the Initial Lenders and the Arrangers hereunder (including, without limitation, each Initial Lender’s commitment) may be performed and any and all rights of the Initial Lenders and the Arrangers hereunder may be exercised by or through any of their respective affiliates or branches (with the relevant Initial Lender and/or Arranger remaining responsible to you for the performance of such obligation or service). This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of us and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. This Commitment Letter and the Fee Letter supersede all prior understandings, whether written or oral, between us with respect to the Facilities. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

10.	Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby in any New York State court or in any such Federal court and (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

11.	Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTER-CLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.

12.	Confidentiality.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance, nor the activities of any Initial Lender or any Arranger pursuant hereto, shall be disclosed, directly or indirectly, to any other person except (a) to the Company and the Sponsors and your and their respective officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis or (b) as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof to the extent practicable or legally permissible); provided that you may disclose this Commitment Letter and the contents hereof (but not the Fee Letter or the contents thereof) in any prospectus or other offering memorandum relating to any of the Notes or in any proxy statement or shareholder or debtholder consent solicitation relating to any of the Transactions.

13.	Surviving Provisions.

The reimbursement, indemnification, confidentiality, jurisdiction and waiver of jury trial provisions contained herein and in the Fee Letter shall remain in full force and effect notwithstanding the termination of this Commitment Letter or the Initial Lenders’ commitments hereunder. If definitive documentation relating to the Senior Secured Facilities or the Bridge Facilities shall be executed and delivered, your obligations under this Commitment Letter in respect of the applicable Facilities, other than those relating to confidentiality and to the syndication of such Facilities (which shall remain in full force and effect), shall automatically terminate and be superseded by the provisions contained in such definitive documentation upon the execution and delivery thereof.

14.	PATRIOT Act Notification.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of us and each Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name, address, tax identification number and other information regarding the Borrower that will allow any of us or such Lender to identify the Borrower in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Initial Lender, each Arranger and each Lender.

15.	Acceptance and Termination.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on Sep-tember 29, 2006. The commitments of the Initial Lenders hereunder and the agreements of the Arrangers contained herein will expire at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence. In the event that the Closing Date does not occur on or before March 31, 2007, then this Commitment Letter and our respective commitments and undertakings hereunder shall automatically terminate unless each of us shall, in our discretion, agree to an extension.

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours,

GOLDMAN SACHS CREDIT PARTNERS L.P.

By:	/s/ Walter S. Jackson
Authorized Signatory

JPMORGAN CHASE BANK, N.A.

By:	/s/ Bernard J. Lillis
	Name:	BERNARD J. LILLIS
	Title:	MANAGING DIRECTOR

J.P. MORGAN SECURITIES INC.

By:	/s/ James J. McHale
	Name:	James J. McHale
	Title:	Vice President

Accepted and agreed to as of
the date first above written:

RMK FINANCE LLC

By
Name:
Title:

Project Alpha – Commitment Letter

Signature Page